EXHIBIT 4.7

                               MAPQUEST.COM, INC.
                             1995 STOCK OPTION PLAN
                       MODIFIED TO REFLECT CHANGES MADE BY
                            AMENDMENTS 1, 2, 3 AND 4

                                  I. THE PLAN

          1. Purpose. The purpose of this Plan is to provide a means whereby MapQuest.com, Inc. (formerly Geosystems Global Corporation) (the "Company") may, through the grant of stock options to Key Employees, as defined below, attract and retain persons of ability as employees, and motivate such persons to exert their best efforts on behalf of the Company or any present or future Subsidiary thereof. As used herein, the term "Subsidiary" shall mean any corporation which at the time an option is granted under this Plan qualifies as a subsidiary of the Company under the definition of "subsidiary corporation" contained in
Section 424(f) of the Internal Revenue Code of 1986 (the "Code"), as amended from time to time, or any similar provision hereafter enacted, except that such term shall not include any corporation which is classified as a foreign corporation pursuant to Section 7701 of the Code. The term "Key Employees" shall mean those employees (including officers who are also employees) and consultants of the Company or of any Subsidiary, who, in the judgment of the Committee defined in Section 2 below, are considered especially important to the future of the Company. The options to purchase Common Stock, $0.001 par value, of the Company ("Stock") granted under the Plan ("Options") are intended to be either incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options") or options that do not meet the requirements for Incentive Stock Options ("Nonqualified Stock Options").

         2. Administration of the Plan. The Plan shall be administered by the Stock Option Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The function of the Committee may be performed by another standing committee of the Company's Board or a portion thereof (provided that the members are qualified hereunder) and all references hereunder to the Committee shall be deemed to refer to such committee or portion thereof. The Committee shall consist of not less than two (2) members of the Board, each of whom shall be an "outside director" within the meaning of Code Section 162(m) and "non-employee director" within the meaning of Rule 16b-3 (or any successor rule or regulation) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Members of the Committee shall be appointed by the Board and serve at the Board's pleasure. Each member of the Committee shall be a member of the Board. Any vacancy occurring in the membership of the Committee shall be filled by appointment by the Board. All decisions and selections by the Committee pursuant to the provisions of the Plan shall be made by a majority of its members. A member of the Committee who is eligible to receive a stock option under the Plan shall not vote on any question relating specifically to that member. Any decision reduced to writing and signed by all of the members shall be fully effective as if it had been unanimously made at a duly held meeting of the Committee.

         The Committee may interpret the Plan, prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan or for the continued qualification of any stock options granted to Key Employees, and make such other determinations and take such other actions as it deems necessary or advisable. Without limiting the generality of the foregoing, the Committee may, in its discretion, treat all or any portion of any period during which a Key Employee is on military leave or on an approved leave of absence from the Company or a Subsidiary as a period of employment by the Company or such Subsidiary, as the case may be, and not as an interruption of employment, for purposes of maintaining the Key Employee's continuous status as an employee and accrual of rights under any Options. Any interpretation, determination or other action made or taken by the Committee shall be final, binding and conclusive.

         If the Board does not appoint a Stock Option Committee as provided above, the Board itself shall administer the Plan and the term "Committee" shall be deemed to refer to the Board.

                                  II. OPTIONS

         1. Options. Subject to the provisions of the Plan, the Committee may grant Options from time to time in accordance with provisions of this Article II.

         2. Shares Subject to Options. Options may be granted by the Company from time to time to Key Employees to purchase an aggregate of 2,308,751 shares of Stock (subject to adjustment hereunder). The Company shall reserve said number of shares for Options granted under the Plan subject to adjustment as provided in Section 1 of Article IV. The shares issued upon the exercise of Options granted under the Plan may be authorized and unissued shares or shares held by the Company in its treasury. If any Options granted hereunder should expire or become unexercisable for any reason without having been exercised in full, the unpurchased shares which were subject to an Option shall, unless the Plan shall have been terminated, be available for the grant of other options under the Plan.

         The maximum number of shares of Common Stock subject to Options that may be granted during any one calendar year to any one individual shall be limited to 188,959. To the extent required by Section 162(m) of the Code and so long as Section 162(m) of the Code is applicable to persons eligible to participate in the Plan, shares of Common Stock subject to the foregoing limit with respect to which the related Option is terminated, surrendered or canceled shall not again be available for grant under this limit.

         3. Grant of Options to Key Employees. Subject to the provisions of the Plan, and in particular this Article II, the Committee shall (i) determine and designate from time to time those Key Employees to whom Options are to be granted and the number of shares of Stock to be optioned to each such employee and (ii) determine the time or times when and the manner in which each Option shall be exercisable and the duration of the exercise period. Notwithstanding the above, no Option shall be granted pursuant to this Section 3 after the expiration of ten (10) years from the effective date of the Plan as defined in
Section 5 of Article IV hereof.

         Options need not be identical and in fixing the terms of any Option, the Committee may take into account such individual factors bearing on the value of an employee as it considers appropriate.

         4. Terms and Conditions of Options. Each Option granted under the Plan to a Key Employee pursuant to Section 3 hereof shall be evidenced by an agreement with the Optionee (the "Option Agreement") in a form approved by the Committee. Each Option and the Option Agreement shall be subject to the following express terms and conditions and to such other terms and conditions as the Committee may deem appropriate.

         (a) Option Period. Subject to the terms of Section 3 hereof, each Option Agreement shall specify the period for which the Option thereunder is granted and exercisable, as determined by the Committee, and shall provide that the Option shall expire at the end of such period. In no event shall any Incentive Stock Option be exercisable after the expiration of ten (10) years from the date of grant provided, however, that if the exercise price is determined pursuant to Section 4(c)(2) hereof, an Incentive Stock Option shall not be exercisable after the expiration of five (5) years from the date of grant.

         (b) Date of Grant. The date of grant of an Option to a Key Employee under the Plan shall, for all purposes, be the date on which the Committee makes the determination of granting such Option. Notice of the determination shall be given to each Key Employee to whom an Option is so granted within a reasonable time after the date of such grant.

         (c)      Option Price.


         (1) The option price per share of Stock shall be determined by the Committee at the time any Option is granted and shall not be less than (A) in the case of Incentive Stock Options, the fair market value of one share of Stock on the date the Incentive Stock Option is granted or (B) in the case of Nonqualified Stock Options, the lesser of $0.10 per share or the fair market value of one share of stock on the date the Nonqualified Stock Option is granted. The Committee shall have full authority to determine the fair market value of a share of stock. If the Stock is traded in the over-the-counter market, then such fair market value shall be deemed to be the arithmetical mean between the asked and the bid prices between the opening of the market and closing on such date, as reported by any market makers in the Stock. If the Stock is traded on an exchange, then such fair market value shall be deemed to be the arithmetical mean of the high and low prices at which it is quoted or traded between the opening of the market and closing on such day on the exchange on which it generally has the greatest trading volume.

         (2) If an Incentive Stock Option is granted to a Key Employee then owning Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary taking into account the attribution rules of Section 424(d) of the Code, then the Committee shall set the Incentive Stock Option price per share of Stock at 110% of the Incentive Stock Option price determined pursuant to subsection (1) hereof.

         (d) Exercise of Option. (1) Subject to subsection (2) below, the Option Agreement may provide that the Option may be exercised in such installments as the Committee may determine during the option period.

         (2) In the event the aggregate fair market value (determined at the time the option is granted) of stock with respect to which Incentive Stock Options are exercisable hereunder for the first time by any Key Employee during any one calendar year (under this Plan and all other Incentive Stock Option Plans of the Company or any Subsidiary) shall exceed $100,000, such options shall be treated in part as Incentive Stock Options and in part as Nonqualified Stock Options, taking options into account in the order in which they were granted. In such a case, the Company may designate the shares of stock that are to be treated as stock acquired pursuant to the exercise of an Incentive Stock Option by issuing a separate certificate for such shares and identifying the certificate as Incentive Stock Option shares in the stock transfer records of the Company.

         (e) Exercise During Employment or Following Retirement, Termination, Disability or Death. Unless otherwise provided in the terms of an Option Agreement, an Option may be exercised by an Optionee only while the Optionee is an employee of the Company or a Subsidiary and has maintained continuous status as an employee since the date of the grant of the Option, except if the Optionee's continuous employment ceases by reason of the Optionee's voluntary termination of employment, retirement, involuntary termination due to staff reduction or other internal reorganization, disability or death. If the continuous employment of an Optionee ceases as a result of the Optionee's voluntary termination of employment, retirement or termination by the Company for any or no reason (other than for cause as set forth below), the Optionee may, but only within a period of ninety (90) days beginning on the day following the date of such termination of employment (and no later than the date the Option would otherwise expire), exercise the option to the extent that Optionee was entitled to exercise it at the date of such termination of continuous employment. If the continuous employment of an Optionee is terminated as a result of the Optionee's disability, such Optionee may, but only within a one
(1) year period from the date of such termination of employment (and no later than the date that the Option would otherwise expire), exercise the Option to the extent the Optionee was entitled to exercise the Option immediately prior to the Optionee's termination of continuous employment. To the extent the Optionee was entitled to exercise the Option immediately prior to the Optionee's death, such Option of the deceased Optionee may be exercised, but only within one (1) year from the date of the Optionee's death (and no later than the date on which such Option would otherwise expire), by the person or persons (including the Optionee's estate) to whom the Optionee's rights under such Option shall have passed by will or by the laws of descent and distribution. Termination of continuous employment by the Company for cause (under the Company's then existing personnel policies), shall result in theimmediate cancellation of the Option.

         The terms "continuous employment" and "continuous status as an employee" mean the absence of any interruption or termination of employment with the Company or with any presentor future Subsidiary. Employment shall not be considered interrupted in the case of transfers between the Company and any Subsidiary or between Subsidiaries, nor in the case of any military leave or any approved leave of absence which the Committee, in its discretion, treats as a period of employment.

         (f) Non-transferability. No Option granted to a Key Employee under the Plan shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, an Option shall be exercisable only by the Optionee.

         (g) No Rights as Shareholder. No Optionee shall have any rights as a shareholder with respect to any shares of Stock subject to the Optionee's Option prior to the date of issuance to the Optionee of a certificate or certificates for such shares.

         (h) No Rights to Continued Employment. The Plan and any Option granted pursuant to Section 3 of this Article II shall not confer upon any Key Employee any right with respect to continuance of employment by the Company or any Subsidiary nor shall they interfere in any way with the right of the Company or any Subsidiary employing an Optionee to terminate the Optionee's employment at any time.

         5. Disposition of Shares by Key Employees. (1) With respect to shares of Stock acquired as a result of the exercise of an Incentive Stock Option, any disposition of such shares other than by will or by the laws of descent and distribution before the later of the expiration of the two (2) year period beginning on the date such Incentive Stock Option was granted or the expiration of the one (1) year period beginning on the date of the transfer of such share pursuant to such exercise, will not be prohibited by the Plan, but may disqualify the disposition from receiving favorable tax treatment under Section 421(a) of the Code.

         (2) No share of Stock acquired as a result of the exercise of a Nonqualified Stock Option granted under the Plan shall be subject to any restrictions on transferability or otherwise on account of the Plan.

         6. Code Requirements for Incentive Stock Options. Each Incentive Stock Option Agreement shall contain such terms and provisions as the Committee may determine to be necessary or desirable in order to qualify such Incentive Stock Option as an Incentive Stock Option within the meaning of Section 422 of the Code.

                      III. EXERCISE AND PURCHASE PROVISIONS

         1. Limitation on Exercise of Options. Each Option granted under the Plan shall provide that the Option may not be exercised in whole or in part by the Optionee for less than 100 shares of Stock unless only less than 100 shares of Stock remain subject to the Option. In addition, an Option may not be exercised for a fractional share.

         2. Payment of Purchase Price upon Exercise of Option. Each Option granted under the Plan shall provide that the purchase price of the shares as to which an Option is exercised will be paid to the Company at the time of exercise, either in cash, or in Stock already owned by the Optionee or to be acquired by the Optionee upon exercise of the Option, and having a total fair market value, as determined by the Committee, equal to the purchase price, or in a combination of cash and Stock having a total fair market value, as so determined, equal to the purchase price.

         3. Procedure for Exercising Options. Each Option granted under the Plan shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and the Incentive Stock Option Agreement or the Nonqualified Stock Option Agreement, as the case may be.

         An Option may be exercised, subject to the applicable provisions of this Plan relative to its termination and limitations on its exercise, from time to time only by (i) written notice of intent to exercise the Option with respect to a specified number of shares and, contemporaneously with delivery of each such notice, (ii) tender of the purchase price as provided in Section 2 hereof. Each such notice and payment shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Treasurer of the Company at its executive offices.

         In connection with the exercise of an Option, the Optionee may complete and sign an Option Exercise Form along with signed written instructions to the Company instructing the Company to deliver the Stock to a broker or other party. Upon receipt of such signed, completed Option Exercise Form, the written, signed instructions, and full payment in cash for the Stock to be acquired, the Company shall deliver the Stock to the broker or other party in accordance with the written instructions.

                          IV. MISCELLANEOUS PROVISIONS

         1. Adjustments in Event of Change in Common Stock. In the event of any change in the Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of shares, or rights offering to purchase Common Stock at a price substantially below fair market value, or of any similar change affecting the Stock, the number and kind of shares which thereafter may be optioned and sold under the Plan pursuant to Articles II and III hereof and the number and kind of shares subject to Option in outstanding option agreements and the purchase price per share thereof shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan.

         2. Compliance With Other Laws and Regulations. The Plan, the grant and exercise of Options thereunder and the obligations of the Company to sell and deliver shares under such Options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

         3. Modification of Options. At any time and from time to time the Board of the Company may authorize the modification of any outstanding Option, provided no such modification, extension or renewal shall confer on the holder of said Option any right or benefit which could not be conferred by the grant of a new Option at such time or impair the Option without the consent of the holder of the Option.

         4. Amendment and Termination of the Plan. The Board of Directors of the Company may amend, suspend or terminate the Plan except that no action of the Board may increase (other than as provided in Section 1 hereof) the maximum number of shares permitted to be optioned under the Plan, reduce the minimum option price provided for in Section 4(c) of Article II or extend the period within which Options may be exercised, unless such action of the Board shall be subject to approval or ratification by the shareholders of the Company.

         5. Effective Date of the Plan. The effective date of the Plan shall be the date of its adoption by the Board of Directors of the Company, but such adoption shall be subject to approval and ratification of a majority of the shareholders of the Company entitled to vote within twelve (12) months of the date the Plan is adopted.

         6. Interpretation of Incentive Stock Options. The terms of this Plan which relate to the grant of Incentive Stock Options to Key Employees are intended to comply with rules and regulations regarding the qualification of Incentive Stock Options under Section 422 of the Code, and the Plan shall be interpreted and construed accordingly. Except with respect to certain disqualifying dispositions of Stock acquired as a result of the exercise of an Incentive Stock Option, which are not prohibited by the Plan, if a provision of the Plan conflicts with any such rule or regulation, then the provision of the Plan shall be void and of no force and effect.

         7. Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by employees of corporations who become or are about to become key employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary, or the acquisition by the Company or a Subsidiary of the assets of the employing corporation, or the acquisition by the Company or a Subsidiary of stock of the employing corporation as the result of which it becomes a Subsidiary. The terms and conditions of the Substitute Options so granted may vary from the terms and conditions set forth in Section 4 of Article II of this Plan to such extent as the Board of Directors at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the options in substitution for which they are granted.

         8. Acceleration of Exercisability on Change in Control. Upon a Change in Control of the Company, all Options theretofore granted and not previously exercisable shall become fully exercisable to the same extent and in the same manner as if they had become exercisable by passage of time in accordance with the provisions of the Plan relating to periods of exercisability to termination of employment.

         A Change in Control shall be deemed to have occurred if: (A) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding stock; (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (C) the business of the Company for which the Optionee's services are principally performed is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets of the Company, or otherwise.

         A Change in Control shall also be deemed to occur if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control of the Company, (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company, or (C) the Board adopts a resolution to the effect that a potential Change in Control of the Company for purposes of this Plan has occurred.

         9. Successors and Assigns. This Plan shall be binding upon the legally constituted successors of the Company. Upon the dissolution or merger of the Company into a successor corporation, or any transaction resulting in the transfer or exchange of shares involving the Company, this Plan shall be binding upon and, if required, shall be adopted by the shareholders of said success or entity. The obligations created under this Plan regarding adoption, implementation and exercise under this Plan shall be binding upon said successor entity.